Exhibit 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the “First Amendment”) is made the 12th day of August, 2008, between AXS-One Inc., a Delaware corporation (the “Company”) and William Lyons (the “Executive”).

WHEREAS, the Company previously entered into an Employment Agreement with the Executive dated as of April 21, 2004, (the “Agreement”); and

WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Executive wish to amend the Agreement by this First Amendment to clarify certain provisions in the event the Executive’s employment is terminated, and to make other minor, clarifying revisions to the Agreement,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.  Section 4.b of the Agreement is amended by the addition of the following at the end thereof.

“Notwithstanding the foregoing, any bonus payable hereunder shall be paid by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Code Section 409A, including Treasury Regulations Section 1.409A-1(d)).”

2.  Paragraph (ii) of Section 7.b of the Agreement is deleted and the following substituted therefor:

(ii) If the Executive’s employment is terminated without Good Cause under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) other than upon a Change in Control or within 12 months following a Change in Control, the Company shall pay the Executive a separation pay benefit (the “Severance Payments”) equal to twelve (12) months of the Executive’s annual rate of base salary (as of the Executive’s Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

(1) Payment of the Severance Payments shall commence as of the Executive’s Separation from Service date, and shall continue thereafter in equal fixed installments over a twelve month period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect. Notwithstanding the foregoing, no Severance Payments shall be paid during the 30 days immediately following the Executive’s Separation from Service date; any Severance Payments that would have otherwise been paid during such 30 day period shall be withheld and paid on the 31st day following the Executive’s Separation from Service, without adjustment for the delay in payment.

(2) In the event the value of the Severance Payments shall exceed two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Executive’s Separation from Service date, without adjustment for the delay in payment.

(3) In no event shall Severance Payments be accelerated, nor shall the Executive be eligible to defer payment of Severance Payments to a later date.

(4) If COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to the Executive for the period of the COBRA coverage or twelve months, whichever is shorter.”

3.  Section 7.c of the Agreement is deleted and the following substituted therefor:

“c. Termination by Executive. Executive may terminate this Agreement at any time upon 30 days prior written notice to the Company. Except as otherwise provided in this section 7.c. or in section 7.e. below, if Executive terminates his employment under this Agreement, Executive shall only be entitled to receive the Accrued Amounts, and in no event shall Executive be entitled to Severance Payments or any other severance benefit. Notwithstanding the foregoing, in the event that the Executive has a Termination for Good Reason under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and such Separation from Service is not upon a Change of Control or within 12 months following a Change of Control, the Executive shall be entitled to the Severance Payments and other benefits described in Section 7.b., as if he had been terminated by the Company without Good Cause. Termination for Good Reason means a resignation of employment and Separation from Service (as defined for purposes of Code Section 409A) within 180 days following the initial existence of one or more of the following conditions arising without the Executive’s consent:

(i) any material reduction in the Executive’s base salary or a failure of the Company to pay any earned bonus when due;

(ii) any relocation of the Executive’s primary place of employment more than 40 miles from the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070;

(iii) any material reduction in the Executive’s responsibilities or a direction from the Company that the Executive report to a person of lower rank or responsibilities than the person(s) to whom the Executive reports as specified in this Agreement; or

(iv) any other material breach by the Company of this Agreement or any other agreement between the Company and the Executive;

provided, in any such case, that (1) a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and (2) “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice. In addition, until the actual Separation from Service the Executive must remain willing and able to continue to perform services in accordance with the terms of this Agreement and the Executive must not be in breach of any of the Executive’s obligations hereunder.”

4.  The first paragraph of Section 7.e of the Agreement is deleted and the following substituted therefor:

“e. Change of Control and Termination in Connection with Change of Control. Upon the occurrence of a Change of Control of the Company, all Options to purchase Common Stock then granted to Executive which are unvested at the time of the Change of Control will be immediately vested and Executive shall have a period of 12 months to exercise such Options. In addition:

(1) Voluntary Termination. The Executive shall have the right to voluntarily terminate employment during the 30 day period following a Change of Control (unless the Company or its successor requests that Executive continue to provide services hereunder for a period not in excess of 90 days, in which case Executive may exercise his right of termination hereunder only during a 30 day period following such post-Change of Control service period), in which event, provided the termination constitutes a Separation from Service as defined for purposes of Code Section 409A, the Executive shall be entitled to a deferred compensation benefit

(“Deferred Compensation”) equal to twelve months of the Executive’s annual rate of base salary (as of the Executive’s Separation from Service date) and a subsidized healthcare benefit, as described below.

(a) Payment of the Deferred Compensation shall commence as of the Executive’s Separation from Service date, and shall continue thereafter in equal fixed installments over a twelve month period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect. Notwithstanding the foregoing, if at the time of the Executive’s Separation from Service, the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A) and the Executive is a “Specified Employee” (as defined for purposes of Code Section 409A), no Deferred Compensation shall be paid to the Executive prior to the date that is six (6) months after the Separation from Service (or, if earlier, the Executive’s date of death) (the “Distribution Restriction Period”). Any amount that would otherwise have been paid during the Distribution Restriction Period shall be paid on the first regularly scheduled payroll date immediately following the end of the Distribution Restriction Period, without adjustment for the delay in payment.

(b) In no event shall the Deferred Compensation payments be accelerated, nor shall the Executive be eligible to defer payment of Deferred Compensation to a later date.

(c) If COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to the Executive for the period of the COBRA coverage or twelve months, whichever is shorter.

(2) Involuntary Termination. In the event of a termination of Executive’s employment hereunder by the Company without Cause or by the Executive for Good Reason (as defined above) and, in either case, under circumstances constituting an Involuntary Separation from Service on or within 12 months following a Change of Control, the Company will pay Executive the Accrued Amounts plus a Change of Control Severance Benefit equal to 2.5 multiplied by the Executive’s annual rate of base salary (as of the Executive’s Separation from Service date). The Change in Control Severance Benefit shall be paid on the 30th day following the Executive’s Separation from Service date, in a lump sum. In addition, if COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to the Executive for the period of the COBRA coverage or twelve months, whichever is shorter.”

5.  Section 8 of the Agreement is amended by deleting the last sentence thereof and substituting the following therefor

“Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or severance arrangement of the Company.”

6.  New Section 9.q is added to the Agreement, to read as follows:

“q. Code Section 409A Compliance.

(i) The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A. The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.

(ii) Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service at a time when the Executive is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section 1.409A-3(i)(2).

(iii) For purposes of this Agreement, the following definitions shall apply:

(1) Separation from Service means, generally, a termination of employment with the Company, and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(h)).

(2) Involuntary Separation from Service means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate the Executive’s employment, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue to employment with the Company. Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service. Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(n)).”

7.  Exhibit C of the Agreement is amended by deleting the last sentence of the first paragraph thereof and substituting the following therefor:

“In the event that Company Payments must be reduced, Change in Control Severance Payments, or, if none, Deferred Compensation payable in accordance with Section 7.e shall be reduced to the extent necessary.”

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

AXS-ONE INC.

By	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Chief Executive Officer

/s/ William P. Lyons
William P. Lyons

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